UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2007

FEDERAL HOME LOAN BANK OF CHICAGO

(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

111 East Wacker Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:

(312) 565-5700

Former name or former address, if changed since last report:

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 17, 2007, Gnanesh Coomaraswamy, Executive Vice President and Co-Head Financial Markets of the Federal Home Loan Bank of Chicago (the "Bank"), tendered his resignation. On August 20, 2007, the Bank and Mr. Coomaraswamy entered into a Separation Agreement and General Release of Claims (the "Agreement) which will become effective on August 28, 2007 after the seven day revocation period has elapsed. The Agreement provides for: (a) aggregate severance payments to Mr. Coomaraswamy in the amount of $450,000 (one year's base salary) less applicable state and federal taxes and other mandatory deductions payable in installments on the Bank's regular payroll dates; and (b) the employer's portion of the premiums for medical insurance coverage in coordination with COBRA for a period of 12 months beginning September 1, 2007. In addition, the Agreement contains a general release by Mr. Coomaraswamy in favor of the Bank.

In connection with his resignation, Mr. Coomaraswamy is also entitled to receive a lump-sum payment of his Benefit Equalization Plan account and a return of his initial investment in performance units purchased under the Bank's Long Term Incentive Compensation Plan. See "Part III - Item 11 - Executive Compensation and Benefits" in the Bank's 2006 Annual Report on Form 10-K for a further description of these benefits.

On August 20, 2007, the Bank received notification from Gerald J. Levy that he is declining nomination to stand for re-election to the Board of Directors in the Bank's 2007 election of directors.  Mr. Levy will continue to serve the remainder of his current term, which is scheduled to expire on December 31, 2007.  Mr. Levy has indicated to the Bank that his decision not to stand for re-election is based solely on personal reasons and not because of any disagreement with the Bank.  See "Part I - Item 4 - Submission of Matters to a Vote of Security Holders" in the Bank's 2006 Annual Report on Form 10-K for more information on the rules governing the election of the Bank's directors.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: August 23, 2007	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary